Exhibit 10.14
[LOGO FOR VITRIA TECHNOLOGY, INC.]

February 1, 2002

Paul Auvil

Deal Paul:

This letter sets forth the substance of the agreement (the “Agreement”) between Vitria Technology, Inc. (the “Company”) and you in connection with your potential change in employment.

TRANSITION PERIOD.    In consideration for signing this Agreement and subject to your continued compliance with its terms you will remain an employee of the Company for the duration of the Transition Period which will almost from 2/1/02 to 8/1/02 and you will continue to enjoy the following benefits:

•	You will continue to receive your current base salary ($10,416.67 per pay period).

•
You will continue to be eligible to participate in the company’s 401(k), flexible spending programs and medical, dental, vision, life, and disability insurance plans in accordance with the plan documents and subject to the normal employee contributions.

•
During the Transition Period you will be allowed to vest in your current stock options at a rate of 50% of your normal vesting schedule. For clarification you will be allowed to vest 50,000 shares from grant number 52 and 20,000 shares from grant number 318.

•	As of 8/1/02 your employment will be terminated and all pay, benefits, and stock vesting will immediately cease.

During the Transition Period, you will continue as an employee of the Company, but will no longer be in the position of Vice President & Chief Financial Officer and you will no longer be considered an officer of the Company. During this period, you will provide all necessary assistance to, and cooperation with the Company and you will undertake such assignments as may be requested by an officer of the Company from time to time in writing. During the Transition Period, the Company may terminate your employment for any reason, however, in that event you will continue to receive the pay, benefits, and stock vesting as outlined in the section above (Transition Period)for the remainder of the Transition Period.

OTHER COMPENSATION OR BENEFITS.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the completion of the transition period.

RETURN OF COMPANY PROPERTY.    You agree to return to the Company on or prior to the end of the Transition Period, all Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, training materials, competitive positioning materials, customer information, contract information, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

LIMITATIONS ON AUTHORITY.    You shall have no responsibilities or authority as an employee of the Company after the completion of the transition. You hereby agree not to represent or purport to represent the Company in any manner whatsoever to any third party, including any employee of the Company, unless authorized by the Company, in writing, to do so.

PROPRIETARY INFORMATION OBLIGATIONS.    Both during and after the term of your employment, you will refrain from any use or disclosure of the Company’s proprietary or confidential information or materials, and you acknowledge that you are bound by the terms of your Employee Proprietary Information and Inventions Agreement dated March 24, 1998, which is attached hereto as Exhibit A.

CONFIDENTIALITY.    The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

NONSOLICITATION.    You agree that during the term of your employment and until two (2) years after the effective date of termination, you will not, either directly or through others, solicit or attempt to solicit, recruit, or hire any person (including any entity) who is then an employee, consultant or independent contractor of the Company or to induce such persons to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

DUTY OF LOYALTY.    You agree that during the term of your employment (including the Transition Period), you will not become an employee, officer, or director of, or provide any consulting or other services of any type to, nor have any financial or other interest in, any company or other entity that provides, or proposes or plans to provide, products or services that are competitive with the products or services offered by the Company during your employment period; provided, that nothing herein shall prohibit you from owning less than one percent of a publicly-traded company that provides competitive products or services.

NONDISPARAGEMENT.    You and the Company’s officers and directors both agree that they will not at any time disparage the other in any manner likely to be harmful to the other, or to the personal or business reputation of the other, their directors, shareholders, agents, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

RELEASE.    In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit B.

MISCELLANEOUS.    This Agreement, including the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign and return it to me with the attached Employee Agreement and Release, which is part of this Agreement.

Sincerely,

VITRIA TECHNOLOGY, INC.

/s/ JOMEI CHANG	2/2/02
JoMei Chang, President & CEO	Date

I have read, understood, and unequivocally accept the above terms and conditions of this Separation Agreement.

/s/ PAUL AUVIL	2/1/02
Paul Auvil	Date

EXHIBIT A

EMPLOYMENT AGREEMENT AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (omitted)

EXHIBIT B

EMPLOYEE AGREEMENT AND RELEASE

I understand and agree completely to the terms set forth in the foregoing letter.

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. The release contained in this paragraph does not extend to any claims covered under my Indemnity Agreement (a copy of which is attached hereto as Exhibit C), the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws, or any of the Company’s insurance policies in effect during my employment with the Company.

In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

By:	/s/ PAUL AUVIL	Date:	2/1/02
Paul Auvil